Exhibit 23.02
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on (Form S-8 dated March 4, 2008) pertaining to the 1999 Stock Incentive Plan of Move, Inc. of our reports dated February 28, 2008, with respect to the consolidated financial statements and schedule of Move, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Move, Inc. filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California
February 28, 2008